Exhibit 21.1
                      Subsidiaries of the Registrant


The following is a list of subsidiaries of the registrant as of December
31, 1997:


Wellsford Sonterra L.L.C. (100% direct)
Wellsford Capital Corp. (100% direct)
Wellsford CRC Holding Corp. (100% direct)
Wellsford Park Highlands Corp. (80% direct)
Park at Highlands L.L.C (79% indirect)
Red Canyon at Palomino Park L.L.C (79% indirect)
Wellsford Park Cable L.L.C. (79% indirect)
Wellsford Commercial Properties Trust (99.9% direct)
Wellsford/Whitehall Properties, L.L.C. (50.1% indirect)
WEL/WH 1275 K Street, L.L.C. (50.1% indirect)
1275 K Street Holding, L.L.C. (50.1% indirect)
WEL/WH Convention Managers, L.L.C. (50.1% indirect)
Wellsford Ventures, Inc. (100% direct)
North American Medical Research Corp. (100% direct)
WEL/WH Berkeley, L.L.C. (50.1% indirect)
WEL/WH Lackawanna, L.L.C. (50.1% indirect)